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Filed pursuant to Rule 424(b)(5)
Registration No. 333-201532

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Class A Ordinary Shares	65,550,000	$606,337,500	$61,058.19

(1)
Includes 8,550,000 Class A ordinary shares issuable upon exercise of the underwriters' option to purchase additional Class A ordinary shares.

(2)
A filing fee of $61,058.19, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus date January 15, 2015)

57,000,000 Shares

ENSCO PLC

Class A Ordinary Shares

          We are offering 57,000,000 Class A ordinary shares in this offering. We will receive all of the net proceeds from the sale of such Class A ordinary shares.

          Our Class A ordinary shares are listed on the New York Stock Exchange, or NYSE, under the trading symbol "ESV". The last reported sale price of our Class A ordinary shares on April 13, 2016 was $11.14 per share.

	Per Share	Total

Initial price to public	$9.25	$527,250,000
Underwriting discount	$0.3006	$17,134,200
Proceeds, before expenses, to Ensco	$8.9494	$510,115,800

          We have granted the underwriters the option to acquire up to an additional 8,550,000 shares from us on the same terms and conditions as set forth above.

          The underwriters expect to deliver the shares against payment therefor on or about April 20, 2016.

          See "Risk factors" on page S-5 of this prospectus supplement to read about factors you should consider before buying our Class A ordinary shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities
DNB Markets	HSBC	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Mizuho Securities	MUFG

The date of this prospectus supplement is April 14, 2016

S-i

ENFORCEABILITY OF CIVIL LIABILITIES

          We are a public limited company organized under the laws of England and Wales. As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States (the "U.S."), predicated upon the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability of civil liabilities predicated on U.S. federal securities laws in England, either in original actions or in actions for enforcement of judgments of U.S. courts.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the shares and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference".

          If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

          Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference".

          Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making any offer or sale of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

S-ii

MARKET AND INDUSTRY DATA

          Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus have been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement, including the information incorporated by reference herein, includes forward-looking statements. Forward-looking statements usually relate to future events and are often identified by the words, "will", "may", "should", "continue", "anticipate", "believe", "expect", "plan", "forecast", "project", "estimate", "intend" and words of a similar nature. These statements are not guarantees of future performance, circumstances or events. They are based on facts and circumstances as of the date the statements are made. Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, the risks and uncertainties described in our most recent Annual Report on Form 10-K. Please also see "Risk Factors" beginning on page S-5 of this prospectus supplement and the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and other cautionary statements included in this prospectus supplement, the accompanying prospectus and our other filings with the SEC, for additional information about risks and uncertainties applicable to the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

          We incorporate information into the prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus, except to the extent superseded by information contained herein or by information contained in documents subsequently filed with the SEC. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  Ensco's Annual Report on Form 10-K for the year ended December 31, 2015 (the "Form 10-K");

  •
  the information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on April 1, 2016 to the extent incorporated by reference in Part III of the Form 10-K; and

  •
  Ensco's Current Reports on Form 8-K filed January 6, 2016, January 29, 2016 and March 21, 2016.

          We also incorporate by reference into the prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the

S-iii

"Exchange Act") from the date of this prospectus supplement to the completion of the offering of the shares. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

          You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into the prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
+1 (713) 789-1400

          THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THE PROSPECTUS.

S-iv

SUMMARY

          The following is a summary of selected information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. This summary is not complete and does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference to understand fully the terms of the shares, as well as the tax and other considerations that are important in making your investment decision. Unless the context requires otherwise or we specifically indicate otherwise, the terms "Ensco", "Company", "we", "us" and "our" refer to Ensco plc together with all subsidiaries and predecessors.

 Ensco plc

          Ensco is a global offshore contract drilling company. We currently own and operate an offshore drilling rig fleet of 63 rigs spanning most of the strategic markets around the globe. Our rig fleet includes ten drillships, 12 dynamically positioned semisubmersible rigs, three moored semisubmersible rigs and 42 jackup rigs, including four rigs under construction. Our fleet is the world's second largest amongst competitive rigs, our ultra-deepwater fleet is one of the newest in the industry, and our premium jackup fleet is the largest of any offshore drilling company.

          Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ, and our telephone number is +44 (0) 20 7659 4660. We are registered in England and Wales under company number 7023598. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Recent Developments

Preliminary First Quarter 2016 Financial Information

          Although our financial statements for the quarter ended March 31, 2016 are not yet complete, certain preliminary estimated financial information is available. Based on such preliminary estimated financial information, we estimate the following range of financial information:

	Quarter Ended March 31, 2016

	Estimated Range

(in millions)	Low	High

Operating revenues	$812	$817
Operating expenses:
Contract drilling (exclusive of depreciation)	$366	$361
Depreciation	113	113
General and administrative	24	23

Total operating expenses	$503	$497

Operating income	$309	$320

Other expense	$65	$64

Income from continuing operations before income taxes	$244	$256

          We expect utilization for the quarter ended March 31, 2016 to be in the range of 64% to 66% and expect an average day rate decline as compared to the fourth quarter of 2015 of approximately

3% to 4%. In addition, we currently expect our 2016 capital expenditures to total approximately $400 million. We do not expect any impairments for the quarter ended March 31, 2016.

          The following table sets forth certain preliminary estimated information with respect to our financial position as of March 31, 2016 on an actual basis and on an as adjusted basis to give effect to the Tender Offers (as defined below).

	As of March 31, 2016

	Actual	As Adjusted

	(in millions)
Total debt	$5,887	$5,014
Cash and cash equivalents	1,084	455
Short-term investments	295	295

          The preliminary estimated information set forth above does not represent a comprehensive statement of our results of operations or financial condition as of or for the quarter ended March 31, 2016. The final comprehensive statements of our results of operations and financial condition as of and for the quarter ended March 31, 2016 may vary from our current expectations and may be different from the information described above as our quarterly financial statement close process is not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2016 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

Tender Offers

          On March 7, 2016, we launched cash tender offers (the "Tender Offers") for up to $750,000,000 aggregate purchase price, exclusive of accrued interest, of certain series of senior notes issued by us and Pride International, Inc., our wholly owned subsidiary ("Pride"). The Tender Offers expired on April 1, 2016. On April 5, 2016, we purchased the following amounts:

Series of Notes	Aggregate Principal Amount Purchased	Aggregate Purchase Price(1)

	(in millions)
8.50% Senior Notes due 2019	$45.7	$38.3
4.70% Senior Notes due 2021	642.5	462.6
6.875% Senior Notes due 2020	140.1	103.7
4.50% Senior Notes due 2024	1.7	0.9
5.20% Senior Notes due 2025	30.7	16.8

Total	$860.7	$622.3

(1)
Excludes accrued interest paid to holders who tendered in connection with the Tender Offers.

          Annual interest expense associated with the notes purchased pursuant to the Tender Offers was approximately $42 million and annual cash interest expense was approximately $45 million. Net interest expense is expected to be approximately $57 million in the second quarter of 2016 and $58 million in the third quarter of 2016.

          From time to time, we and our affiliates may purchase our outstanding senior notes in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem senior notes that are able to be redeemed, pursuant to their terms. In connection with any exchange, we may issue Class A ordinary shares, issue new indebtedness and/or pay cash consideration. Any future purchases, exchanges or redemptions by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future. There can be no assurance that an active trading market will exist for our outstanding senior notes following any such transactions. The extent of the trading market will depend upon a number of factors, including the size of the float, the number of holders remaining at such time, and the interest in maintaining a market in the notes on the part of securities firms.

Backlog and Drilling Contracts

          We estimate our backlog was $5.2 billion as of March 31, 2016 as compared to $5.8 billion as of December 31, 2015. The reduction is the result of a $300 million decline in backlog with respect to our floaters primarily due to revenues realized during the first quarter of 2016, partially offset by an agreement with our customer to move ENSCO DS-6 off standby and begin work offshore Egypt at a higher day rate, a letter of award from our customer to extend the term on ENSCO 5004 in exchange for a lower day rate, and a new three-month contract on ENSCO 8504. In addition, our jackup backlog declined by $500 million primarily due to revenues realized during the first quarter of 2016, early contract terminations on ENSCO 72 and ENSCO 110, and day rate concessions executed on our rigs contracted with Saudi Aramco. The floater and jackup backlog declines were partially offset by a $200 million increase in backlog related to contract extensions for our management services contracts.

          We are currently in discussions with Petrobras regarding revised commercial terms with respect to the ENSCO 6001, 6002, 6003 and 6004 drilling services contracts. Should final approval of these terms ultimately be received from Petrobras, these contracts may be early terminated or subject to reduced day rates effective in May 2016, which may then be partially offset by term extensions with respect to one or more such contracts, resulting in an aggregate net reduction to contract revenue backlog of approximately $140 million.

          In addition, from time to time, our other customers may seek to renegotiate, terminate or otherwise repudiate our drilling contracts for various reasons, which may result in a reduction to our backlog. Past experience has demonstrated that discussions and negotiations regarding customer contracts can advance or terminate in a short period of time. As a result, there can be no assurance that we will be able to come to an agreement with Petrobras or any other customer. Please see the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference into this prospectus supplement.

          As previously disclosed, Petrobras has asserted that the ENSCO DS-5 drilling services contract is void based on an allegation that Pride had knowledge of and assisted a former third-party marketing consultant that procured and received improper payments from Samsung Heavy Industries, the shipbuilder of ENSCO DS-5, that were then paid to employees of Petrobras. We disagree with Petrobras' assertions and have initiated arbitration proceedings in the UK against Petrobras and Samsung Heavy Industries in connection with the foregoing.

 The Offering

Class A Ordinary Shares Offered by Ensco	57,000,000 shares
Class A Ordinary Shares Outstanding After This Offering	292,756,618 shares(1)
Option to Acquire Additional Class A Ordinary Shares

We have granted the underwriters a 30-day option to acquire a maximum of 8,550,000 additional Class A ordinary shares on the same terms and conditions as set forth on the cover page of this prospectus supplement.

Use of Proceeds

We expect the net proceeds from this offering to be approximately $509.0 million, or approximately $585.5 million if the underwriters exercise their option to acquire additional shares in full, in each case after deducting the estimated underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, and any proceeds from the exercise of the underwriters' option to acquire additional Class A ordinary shares, for general corporate purposes. Please read "Use of Proceeds".

NYSE Symbol	"ESV"
Risk Factors	Investing in our Class A ordinary shares involves substantial risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

(1)
Based on 235,756,618 shares outstanding as of March 31, 2016.

          Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement assumes no exercise of the underwriters' option to acquire additional Class A ordinary shares.

RISK FACTORS

          Investing in our Class A ordinary shares involves substantial risks. You should carefully consider the risk factors described below as well as the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before purchasing any Class A ordinary shares offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, it may adversely affect our business, financial position, operating results, cash flows and the trading price of our Class A ordinary shares.

           The trading price for our Class A ordinary shares may be volatile, and you could lose all or part of your investment as a result.

          You should consider an investment in our Class A ordinary shares to be risky and subject to significant fluctuations in market value. The trading price of our Class A ordinary shares could be subject to significant fluctuations in response to, among other things, the factors described in this "Risk Factors" section and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and other factors, some of which are beyond our control. Furthermore, the equity markets have historically experienced price and volume fluctuations that have affected and continue to affect the market price of equity securities, often due to factors unrelated or disproportionate to the operating performance of the issuer of the equity securities. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes or international currency fluctuations, may negatively affect the market price of our Class A ordinary shares. The foregoing may cause the market price for our Class A ordinary shares to fall and you could lose all or part of your investment as a result.

           Future sales, or the perception of future sales, by us or our shareholders in the public market following this offering could cause the market price for our Class A ordinary shares to decline.

          After this offering, the sale of a substantial number of our Class A ordinary shares in the public market by us or our existing shareholders, or the perception that such sales could occur, could harm the prevailing market price of our Class A ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell Class A ordinary shares in the future at a time and at a price that we deem appropriate. We may also issue Class A ordinary shares in connection with investments or acquisitions. The amount of Class A ordinary shares issued in connection with any such transaction could constitute a material portion of our then-outstanding Class A ordinary shares and may result in additional dilution.

           Because we will have broad discretion in using the net proceeds of this offering, the benefits from our use of the proceeds may not meet investors' expectations.

          Our management will have broad discretion over the allocation of the net proceeds from this offering as well as over the timing of their expenditure without shareholder approval. We have not yet determined the specific uses for the net proceeds. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. Our failure to apply these proceeds effectively could cause our business to suffer. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

           If equity research analysts cease to publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A ordinary shares, the price of our Class A ordinary shares could decline.

          The trading market for our Class A ordinary shares relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The market price of our Class A ordinary shares could decline if one or more equity analysts downgrade our Class A ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

USE OF PROCEEDS

          We expect the net proceeds from this offering to be approximately $509.0 million, or approximately $585.5 million if the underwriters exercise their option to acquire additional Class A ordinary shares in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, and any proceeds from the exercise of the underwriters' option to acquire additional shares, for general corporate purposes.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of December 31, 2015:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the Tender Offers; and

  •
  on an as further adjusted basis to give effect to the sale of the Class A ordinary shares in this offering, assuming that the net proceeds from this offering will be held as cash.

          You should read this table in conjunction with our historical financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.

	As of December 31, 2015

	Actual	As Adjusted	As Further Adjusted

	(in millions of dollars and shares)
Cash and cash equivalents(1)	$121.3	$121.3	$630.3
Short-term investments(1)	1,180.0	542.0	542.0
Debt, including current maturities:
Revolving credit facility(2)	—	—	—
Commercial paper program(2)	—	—	—
8.50% Senior Notes due 2019(3)	566.4	514.7	514.7
6.875% Senior Notes due 2020(3)	990.9	836.6	836.6
4.70% Senior Notes due 2021	1,482.7	847.6	847.6
4.50% Senior Notes due 2024	624.3	622.6	622.6
5.20% Senior Notes due 2025	697.6	667.0	667.0
7.20% Debentures due 2027(3)	149.2	149.2	149.2
7.875% Senior notes due 2040(3)	379.8	379.8	379.8
5.75% Senior Notes due 2044	1,004.2	1,004.2	1,004.2

Total debt(1)	5,895.1	5,021.7	5,021.7

Ensco shareholders' equity:
Class A ordinary shares, U.S. $0.10 par value, 450.0 million shares authorized, 243.1 million shares issued actual and as adjusted, 300.1 million shares issued as further adjusted	24.3	24.3	30.0
Class B ordinary shares, £1 par value, 50,000 shares authorized and issued	0.1	0.1	0.1
Additional paid-in capital	5,554.5	5,554.5	6,057.8
Retained earnings	985.3	1,212.8	1,212.8
Accumulated other comprehensive income	12.5	12.5	12.5
Treasury shares, at cost, 7.8 million shares	(63.8)	(63.8)	(63.8)

Total Ensco shareholders' equity	6,512.9	6,740.4	7,249.4

Noncontrolling interests	4.3	4.3	4.3

Total equity	6,517.2	6,744.7	7,253.7

Total capitalization	$12,412.3	$11,766.4	$12,275.4

(1)
As of March 31, 2016, we estimate our total debt, cash and cash equivalents and short-term investments were $5.9 billion, $1.1 billion and $295.0 million, respectively, and, on an as adjusted basis after giving effect to the Tender Offers, were $5.0 billion, $454.9 million and $295.0 million, respectively.

(2)
As of April 13, 2016, there were no borrowings or letters of credit outstanding under our $2.25 billion revolving credit facility or our commercial paper program.

(3)
Issued by a subsidiary and guaranteed by Ensco plc.

PRICE RANGE OF CLASS A ORDINARY SHARES

          Our Class A ordinary shares are listed and principally traded on the New York Stock Exchange under the ticker symbol "ESV". The closing price of our Class A ordinary shares on the New York Stock Exchange on April 13, 2016 was $11.14.

          Many of our shareholders hold shares electronically, all of which are owned by a nominee of DTC. We had 77 shareholders of record on February 1, 2016.

          The following table presents the high and low sales prices per Class A ordinary share during certain periods, as reported in the consolidated transaction reporting system.

	High	Low

2016
First Quarter	$16.10	$7.25
Second Quarter (through April 13, 2016)	11.57	9.07
2015
First Quarter	$32.28	$19.78
Second Quarter	28.40	21.04
Third Quarter	22.21	13.42
Fourth Quarter	18.93	13.26
2014
First Quarter	$57.45	$47.85
Second Quarter	55.89	48.53
Third Quarter	55.74	40.91
Fourth Quarter	41.99	25.88

DIVIDENDS

          The following table provides the quarterly cash dividend per share declared and paid during the last two fiscal years:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

2015	$0.15	$0.15	$0.15	$0.15	$0.60
2014	0.75	0.75	0.75	0.75	3.00

          Our board of directors declared a $0.01 quarterly cash dividend per Class A ordinary share for the first quarter of 2016. The board of directors reduced the dividend by $0.14 per share primarily to improve capital management flexibility during the market downturn.

          As of the date of this prospectus supplement, our board of directors had not declared a quarterly cash dividend for the second quarter of 2016. The declaration and amount of future dividends, including with respect to the second quarter of 2016, is at the discretion of our board of directors and could change in future periods. When evaluating dividend payment timing and amounts, our board of directors considers several factors, including our profitability, liquidity, financial condition, market outlook, reinvestment opportunities, capital requirements and other factors and restrictions our board of directors deems relevant. There can be no assurance that we will pay a dividend in the future.

DESCRIPTION OF CLASS A ORDINARY SHARES

          The following information is a summary of the material terms of the Class A ordinary shares, as specified in our articles of association, a copy of which is filed as an exhibit to the registration statement described in the accompanying prospectus. This summary is not complete and is subject to the complete text of our articles of association. You are encouraged to carefully read our articles of association.

  •
  All of the issued Class A ordinary shares are fully paid and not subject to any further calls by us.

  •
  Class A ordinary shares carry the right to receive dividends or other distributions we pay.

  •
  The holders of Class A ordinary shares have the right to receive notice of, and to attend and vote at, all of our general meetings.

  •
  Under the U.K. Companies Act 2006 (the "Companies Act"), any equity securities we issue for cash must first be offered to our shareholders in proportion to their existing holdings of Class A ordinary shares unless waived by a special resolution of our shareholders, either generally or specifically. However, because the Class A ordinary shares offered hereby will be issued in exchange for shares of our subsidiary, ESV Jersey Limited, such issuance will not be subject to pre-emptive rights under English law or our articles of association. See "Underwriting".

  •
  Class A ordinary shares are not redeemable; however, subject to the Companies Act, we may purchase or contract to purchase any of our ordinary shares off-market. We may only purchase our ordinary shares out of distributable reserves or the proceeds of a new issue of shares made for the purpose of funding the repurchase.

  •
  If our company is wound up (whether voluntary, under supervision of a court or by a court), the liquidator is under a duty to collect in and realize our assets and to distribute them to our creditors and, if there is a surplus, to our shareholders according to their entitlements. This applies whether the assets consist of property of one kind or of different kinds.

  •
  Under the Companies Act, a "special resolution" of shareholders requires the affirmative vote of not less than 75% of votes cast and an "ordinary resolution" requires the affirmative vote of greater than 50% of votes cast.

Share Capital

          As of March 31, 2016, we had (i) 50,000 Class B ordinary shares, nominal value £1.00 per share, in issue and held by one of our subsidiaries and (ii) 235,756,618 Class A ordinary shares, nominal value $0.10 per share, in issue, excluding Class A ordinary shares held in treasury.

          All of our issued Class A ordinary shares are fully paid and are not subject to any further calls by us. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Class A ordinary shares.

          Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer our shares in the same manner and under the same terms as U.K. residents or nationals.

          Our Class A ordinary shares and the Class B ordinary shares have the same rights and privileges in all respects. While the Class B ordinary shares remain in issue, such shares have no voting rights or rights to dividends or distributions, to the extent that we or any of our subsidiaries hold such shares.

Dividends

          Subject to the Companies Act, our board of directors may declare a dividend to be paid to our shareholders according to their respective rights and interests in us, and may fix the time for payment of such dividend. Our board of directors may from time to time declare and pay (on any class of shares of any amounts) such dividends as appear to them to be justified by our profits that are available for distribution. When evaluating dividend payment timing and amounts, our board of directors considers several factors, including our profitability, liquidity, financial condition, market outlook, reinvestment opportunities, capital requirements and other factors and restrictions our board of directors deems relevant. There can be no assurance that we will pay a dividend in the future.

          There are no fixed dates on which entitlement to dividends arise on any of our ordinary shares. Our board of directors may direct the payment of all or any part of a dividend to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. Our articles of association permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid Class A ordinary shares instead of cash, with respect to all or part of future dividends. Any ordinary shares we or any of our subsidiaries hold will not be entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company. Further, the trustees of an employee benefit trust established in connection with our equity incentive plans are not entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company.

          If a shareholder owes any money to us relating in any way to any class of our shares, our board of directors may deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

          Unclaimed dividends and other amounts payable in respect of our ordinary shares can be invested or otherwise used by the directors for our benefit until they are claimed under English law. A dividend or other money remaining unclaimed for a period of twelve years after it first became due for payment will be forfeited and cease to remain owed by us.

Voting Rights

          At a general meeting of our shareholders, any resolutions put to a vote must be decided on a poll rather than by a show of hands.

          Each of our shareholders (other than any of our subsidiaries who hold our shares) who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at our general meeting will have one vote for every share held, and every person present who has been appointed as a proxy has one vote for every share in respect of which he or she is the proxy, except that any proxy who has been appointed by DTC or its proxies have such number of votes as equals the number of shares in relation to which such proxy has been appointed, subject to any rights or restrictions as to voting attached to any class of shares in accordance with our articles of association or by agreement and subject to disenfranchisement (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares, (iii) with respect to any shares held by or for the benefit of us or any of our subsidiaries or (iv) with respect to any ordinary shares held by the trustees of an employee benefit trust established in connection with our equity incentive plans in which a beneficial interest has not yet vested in a beneficiary of such trust.

          In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.

          The necessary quorum for a general meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote present in person or by proxy (that is, any shares whose voting rights have been disenfranchised (whether pursuant to the Companies Act and/or under our articles of association) are disregarded for the purposes of determining a quorum).

          An annual general meeting of our shareholders must be called by not less than 21 clear days' notice and no more than 60 days' notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings may be called by not less than 14 clear days' notice and no more than 60 days' notice. The notice of meeting also must specify a time (which may not be more than 60 days nor less than 10 days before the date of the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. The number of shares then registered in their respective names will determine the number of votes a person is entitled to cast at that meeting.

          We must receive an appointment of proxy (whether in hard copy form or electronic form) before the time for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote; in the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the our board of directors may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with our articles of association is invalid under English law.

Return of Capital

          In the event of a voluntary winding-up, the liquidator may, on obtaining any sanction required by law, divide among our shareholders the whole or any part of our assets, whether or not the assets consist of property of one kind or of different kinds.

          The liquidator also may, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset that could subject him or her to a liability.

Pre-emptive Rights and New Issues of Shares

          Under Section 549 of the Companies Act, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by our articles of association pursuant to Section 551 of the Companies Act. In addition, under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees' share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders approval would be required to renew the exclusion). In this context, equity securities generally means in relation to ordinary shares (being shares other than shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution) and all rights to subscribe for or convert securities into such shares.

          On May 18, 2015, shareholder resolutions were adopted which authorized the directors (generally and unconditionally), for a period up to the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 18, 2016), to allot our shares and to grant rights to subscribe for or convert any security into our shares, up to an aggregate nominal amount of $7,810,242, of which $3,413 of aggregate nominal value of Class A ordinary shares previously have been allotted and issued as of March 31, 2016, and to exclude pre-emptive rights in respect of (i) allotments or sales in connection with pre-emptive offers and offers to holders of other equity securities if required by the rights of those securities or as our board of directors otherwise considers necessary, or (ii) otherwise up to an aggregate nominal amount of $1,171,536 (of which $3,413 of aggregate nominal value of Class A ordinary shares previously have been allotted and issued non-pre-emptively as of March 31, 2016), in respect of such issuances for the same period of time. We may, before the expiration of any such authority, make an offer or agreement that would or might require our shares to be allotted (or rights to be granted) after such expiration, and the directors may allot shares or grant rights in pursuance of such an offer or agreement as if the authority to allot had not expired.

          Because the Class A ordinary shares offered hereby will be issued in exchange for shares of ESV Jersey Limited, such issuance will not be subject to pre-emptive rights under English law or our articles of association.

          Subject to the provisions of the Companies Act and to any rights attached to any existing shares, our shares may be issued with, or have attached to them, such rights or restrictions as our shareholders may by ordinary resolution determine, or, where the above authorizations are in place, our board of directors may determine such rights or restrictions.

          The Companies Act prohibits an English company from issuing shares for no consideration, including with respect to grants of restricted shares made pursuant to equity incentive plans. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted share award or any other share-based grant must be paid pursuant to the Companies Act.

Disclosure of Interests in Shares

          Section 793 of the Companies Act provides us the power to require a person whom we know has, or whom we have reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (the "default shares") to disclose prescribed particulars of those shares. For this purpose default shares includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the "default shares" as provided within the Companies Act.

          Under our articles of association, we may also withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer "default shares" if the relevant holder of "default shares" has failed to provide the information requested within 14 days after the date of sending the notice, depending on the level of the relevant shareholding (and unless our board of directors decides otherwise).

Alteration of Share Capital/Repurchase of Shares

          We may from time to time:

  •
  increase our share capital by allotting new shares in accordance with the authority contained in the shareholder resolution referred to above and our articles of association;

  •
  by ordinary resolution of our shareholders, consolidate and divide all or any of its share capital into shares of a larger nominal amount than the existing shares; and

  •
  by ordinary resolution of our shareholders, subdivide any of our shares into shares of a smaller nominal amount than our existing shares.

          Subject to the Companies Act and to any rights the holders of any our shares may have, we may purchase any of our shares of any class (including any redeemable shares, if our board of directors should decide to issue any) by way of "off-market purchases" up to an aggregate of $2.0 billion of Class A ordinary shares subject to certain restrictions following the approval of the shareholders by special resolution on May 20, 2013. Such approval lasts for up to five years from the date of the special resolution, and renewal of such approval for additional five year terms may be sought. Shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose, and, if a premium is paid, it must be paid out of distributable profits.

Transfer of Shares

          Our articles of association allow our shareholders to transfer all or any of their shares in any form that is approved by our board of directors.

          Our board of directors may refuse to register a transfer:

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  if the shares in question are not fully paid;

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  if it is with respect to more than one class of shares;

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  if it is with respect to shares on which we have a lien;

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  if it is in favor of more than four persons jointly;

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  if, where an instrument of transfer is required to effect the transfer, and that instrument is required to be stamped, Her Majesty's Revenue and Customs ("HMRC") has not duly stamped it;

  •
  if it is not presented for registration together with the share certificate and evidence of title as our board of directors reasonably requires; or

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  in certain circumstances, if the holder has failed to provide us the required particulars as described under "— Disclosure of Interests in Shares" above.

          The Class A ordinary shares offered hereby will be delivered to shareholders through the facilities of DTC.

          If our board of directors refuses to register a transfer of a share, it must, within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal, together with its reasons for refusal. An instrument of transfer which our board of directors refuses to register must (except in the case of suspected fraud) be returned to the person depositing it.

General Meetings and Notices

          The notice of a general meeting of shareholders must be given to the shareholders of record (other than any who, under the provisions of our articles of association or the terms of allotment or issue of shares, are not entitled to receive notice), to our board of directors and to our auditors.

          Under English law, we are required to hold an annual general meeting of shareholders within six months from the day following the end of our fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by our board of directors.

Liability of Our Directors and Officers

          Our articles of association provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against us or our directors. English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. We have entered into deeds of indemnity with each of its current directors and executive officers and purchased insurance on their behalf. In addition, directors and executive officers may be covered by indemnification agreements and indemnification rights granted under the charter documents of our subsidiaries. Shareholders can ratify by ordinary resolution a director's or certain officer's conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Anti-takeover Provisions

General

          The provisions summarized below do not include those provisions required by the Companies Act. The provisions of our articles of association summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of Class A ordinary shares and discouraging, delaying or preventing changes in control or management of our company.

          Takeover offers and certain other transactions in respect of certain public companies are regulated by the U.K. City Code on Takeovers and Mergers (the "Takeover Code"), which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions that oversees the conduct of takeovers. An English public limited company potentially is subject to the Takeover Code if, among other factors, its central place of management and control are within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel generally will look to the residency of a company's directors to determine where it is centrally managed and controlled. In connection with our redomestication to the U.K. in December 2009, the Takeover Panel confirmed that, based upon our then-current and intended plans for our directors and management, for purposes of the Takeover Code, we would be considered to have our place of central management and control outside the U.K., the Channel Islands or the Isle of Man and, therefore, that the Takeover Code would not apply to us. It is possible that, based on current or future circumstances, the Takeover Panel may take a different position and the Takeover Code may apply to us.

Board of Directors

          At every annual general meeting all our directors must retire from office and each director may offer himself for re-appointment by the members. Under English law, shareholders have no cumulative voting rights. In addition, our articles of association incorporate provisions that regulate shareholders' ability to nominate directors for election. Although our shareholders have the ability to remove a director without cause under English law, the lack of cumulative voting and the limitations on shareholders' powers to nominate directors will have the effect of making it more difficult not only for any party to obtain control over our company by replacing the majority of our board of directors but also to force an immediate change in the composition of our board of directors. However, under our articles of association, if our shareholders remove our entire board of directors, a shareholder may then convene a general meeting for the purpose of appointing directors.

Issuance of Additional Shares

          Our board of directors has the authority, without further action of our shareholders, but subject to its statutory and fiduciary duties, to allot shares, or to grant rights to subscribe for or to convert or exchange any security into shares, up to an aggregate nominal amount of $7,810,242, of which $3,413 of aggregate nominal value of Class A ordinary shares previously have been allotted and issued as of March 31, 2016, and to exclude pre-emptive rights in respect of (i) allotments or sales in connection with pre-emptive offers and offers to holders of other equity securities if required by the rights of those securities or as our board of directors otherwise considers necessary, or (ii) otherwise up to an aggregate nominal amount of $1,171,536, in respect of such issuances for the same period of time. Such authority will continue until the conclusion of its next annual general meeting of shareholders (or, if earlier, the close of business on August 18, 2016) and thereafter it must be renewed. The issuance of further shares on various terms could adversely affect the holders of Class A ordinary shares. The potential issuance of further shares may discourage bids for our Class A ordinary shares at a premium over the market price, may adversely affect the market price of our Class A ordinary shares and may discourage, delay or prevent a change of control.

Shareholder Rights Plan

          Our board of directors has the necessary corporate authority to exercise any power of the Company to establish a shareholders rights plan. Any shareholders rights plan may be in such form as our board of directors may in its absolute discretion decide. Such a plan could make it more difficult for another party to obtain control of our company by threatening to dilute a potential acquirer's ownership interest under certain circumstances. Our board of directors may adopt a shareholder rights plan at any time.

          The anti-takeover and other provisions of our articles of association, as well as the adoption of a shareholder rights plan, could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance shareholder value by discouraging certain types of abusive takeover tactics. However, these provisions could have the effect of discouraging others from making tender offers for our Class A ordinary shares and, as a consequence, also may inhibit fluctuations in the market price of our Class A ordinary shares that could result from actual or rumored takeover attempts.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

          The following discussion summarizes the material U.S. federal income tax consequences of holding and disposing of our Class A ordinary shares. This discussion does not address any aspects of U.S. federal tax law other than U.S. federal income taxation, is not a complete analysis or listing of all potential tax consequences of holding and disposing of our Class A ordinary shares, and does not address all tax considerations that may be relevant to the particular circumstances of a holder of our Class A ordinary shares. In particular, the discussion below addresses only the U.S. federal income tax consequences to holders who hold our Class A ordinary shares solely as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and it does not discuss any tax consequences that might apply under state, local or foreign tax law. In addition, the discussion below does not address all tax consequences that may be relevant to holders who are subject to special rules under U.S. federal income tax laws, such as:

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  banks, financial institutions or insurance companies;

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  tax-exempt entities, including an "individual retirement account" or "Roth IRA";

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  mutual funds;

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  "controlled foreign corporations", "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

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  persons deemed to sell our Class A ordinary shares under the constructive sale provisions of the Code;

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  personal holding companies;

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  persons who hold our Class A ordinary shares through a financial account at a foreign financial institution that does not meet the requirements for avoiding withholding with respect to certain payments under Section 1471 of the Code;

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  persons who hold our Class A ordinary shares as part of a straddle, hedge, wash sale, integrated transaction or conversion transaction;

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  certain persons who have been, but are no longer, citizens or residents of the U.S.;

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  persons holding our Class A ordinary shares through a partnership or other fiscally transparent person;

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  dealers or traders in securities, commodities or currencies;

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  grantor trusts;

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  persons subject to the alternative minimum tax;

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  U.S. persons whose "functional currency" is not the U.S. dollar;

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  regulated investment companies and real estate investment trusts;

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  persons who hold or received our Class A ordinary shares through the exercise of any employee stock option or otherwise as compensation; or

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  persons who own (directly or through attribution) 10% or more of our voting shares.

          This discussion is based on the Code, existing and proposed Treasury regulations promulgated thereunder, or the "Treasury Regulations", judicial and administrative interpretations thereof and the Convention Between the United States of America and the United Kingdom for the

Avoidance of Double Taxation with respect to Taxes on Income, or the "U.S.-U.K. Tax Treaty", in each case as of the date hereof. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the Internal Revenue Service, or IRS, as to the U.S. federal tax consequences described below. There can be no assurance that the IRS will not challenge any of the U.S. federal tax consequences described below.

          The determination of the actual tax consequences of holding and disposing of our Class A ordinary shares to a holder will depend on the holder's specific situation. Holders should consult their own tax advisors as to the tax consequences of holding and disposing of our Class A ordinary shares in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

          For purposes of this discussion, a "U.S. holder" is a beneficial owner of our Class A ordinary shares that, for U.S. federal income tax purposes, is:

  •
  an individual citizen or resident alien of the U.S.;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over the trust's administration and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

          A "non-U.S. holder" is a beneficial owner of our Class A ordinary shares (other than a partnership or entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. For purposes of this discussion, "holder" or "stockholder" means either a U.S. holder or a non-U.S. holder or both, as the context may require.

          If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Holders of our Class A ordinary shares that are partnerships and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our Class A ordinary shares.

Material U.S. Federal Income Tax Consequences to U.S. Holders

Taxation of Distributions on our Class A Ordinary Shares

          Subject to the discussion below under "— Passive Foreign Investment Company Provisions", U.S. holders will be required to include in gross income the gross amount of any distribution received on our Class A ordinary shares to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We refer to such a distribution herein as a dividend. U.S. corporate holders will not be eligible for a dividends-received deduction with respect to such dividends.

          Subject to certain limitations, including minimum holding period requirements, and provided that (i) the Class A ordinary shares are listed on the New York Stock Exchange (or certain other stock exchanges) or we qualify for benefits under the U.S.-U.K. Tax Treaty and (ii) we are not a PFIC in the taxable year in which a dividend is paid or in the preceding taxable year, dividends paid to non-corporate U.S. holders may be "qualified dividend income" taxable at preferential rates. As discussed below in "— Passive Foreign Investment Company Provisions", we do not believe we will be a PFIC for our current taxable year or in the foreseeable future. U.S. holders should consult their own tax advisors regarding the availability of this preferential tax rate under their particular circumstances.

          Generally, dividends on our Class A ordinary shares will constitute non-U.S. source "passive category" income or in certain cases "general category" income for U.S. foreign tax credit purposes, which may be relevant to U.S. holders in calculating their foreign tax credit limitations.

          Distributions in excess of our current and accumulated earnings and profits will be applied first to reduce the U.S. holder's tax basis in its Class A ordinary shares, and thereafter will be treated as gain from the sale or exchange of such Class A ordinary shares. However, because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. holders as dividends.

Taxation of Dispositions of our Ordinary Shares

          Subject to the discussion below under "— Passive Foreign Investment Company Provisions", a U.S. holder of Class A ordinary shares generally will recognize U.S. source capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of our Class A ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale, exchange or other taxable disposition and the U.S. holders' adjusted tax basis in such Class A ordinary shares. Non-corporate U.S. holders, including individuals, who have held such Class A ordinary shares for more than one year generally will be eligible for reduced tax rates on long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. holders should consult their own tax advisors regarding how to account for sale or other disposition proceeds that are paid in a currency other than the U.S. dollar. Special rules not described herein may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their Class A ordinary shares, and any such U.S. holders are urged to consult their own tax advisors with regard to such rules.

Medicare Tax

          Certain U.S. holders that are individuals, estates or certain trusts will be subject to a 3.8% tax (the "Medicare Tax") on the lesser of (a) the U.S. holder's "net investment income" for the relevant taxable year and (b) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold. A U.S. holder's net investment income will generally include dividends received on the Class A ordinary shares and net gains from the disposition of the Class A ordinary shares. A U.S. holder that is an individual, estate or trust should consult the holder's tax advisor regarding the applicability of the Medicare Tax to the holder's dividend income and gains in respect of the holder's investment in the Class A ordinary shares.

Passive Foreign Investment Company Provisions

          The treatment of U.S. holders of the Class A ordinary shares in some cases could be materially different from that described above if, at any relevant time, we were a passive foreign investment company, which we refer to as a PFIC.

          For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (1) 75% or more of its gross income for such taxable year is "passive income" (as defined for U.S. federal income tax purposes) or (2) the average percentage (by value) of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% (by value) of the stock. We believe that we were not a PFIC for our most recently completed taxable year and we do not expect to be a PFIC for our current taxable year or for the foreseeable future.

          The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Moreover, the determination of PFIC status depends on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and uncertainty in several respects. Accordingly, we cannot assure U.S. holders that we will not become a PFIC or that the IRS will not take a contrary position.

          Absent certain elections, if we were a PFIC for any taxable year during which a U.S. holder owned Class A ordinary shares, the U.S. holder would be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition (including a pledge) of our Class A ordinary shares. Distributions received by a U.S. holder in a taxable year that are greater than 125% of the average annual distributions received by such holder during the shorter of the three preceding taxable years or such holder's holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules, if a U.S. holder receives any excess distribution or realizes any gain from a sale or other disposition of our Class A ordinary shares:

  •
  the excess distribution or gain will be allocated ratably over the U.S. holder's holding period for the Class A ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to the highest tax rate for the class of taxpayer (individual or corporation) in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

          U.S. holders of our Class A ordinary shares should consult their own tax advisors about the PFIC rules, including the availability of certain elections that may provide for alternative treatment.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

          A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to the Class A ordinary shares unless the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.). Except to the extent otherwise provided under an applicable income tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with the non-U.S. holder's conduct of a U.S. trade or business. Effectively connected dividends received by a corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

          In addition, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of the Class A ordinary shares unless: (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. (and, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.); or (2) in the case of certain capital gains recognized by a non-U.S. holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met. Except to the extent otherwise provided under an applicable income tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on gains recognized that are effectively connected with the non-U.S. holder's conduct of a U.S. trade or business. Effectively connected gains recognized by a corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

Information Reporting and Backup Withholding

          In general, payments to a non-corporate U.S. holder of distributions or the proceeds of a disposition of our Class A ordinary shares will be subject to information reporting. These payments to a non-corporate U.S. holder also may be subject to backup withholding if the non-corporate U.S. holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

          Non-U.S. holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W8-ECI or W-8IMY, as applicable.

          Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

          Certain U.S. holders, including individuals and certain closely held entities, that hold interests in "specified foreign financial assets", as defined in the Treasury Regulations, which may include our Class A ordinary shares, may be required to disclose certain information relating to such assets to the IRS, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our Class A ordinary shares. Penalties may apply to the failure to properly disclose such information.

          Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situations.

          The foregoing discussion is for general information only and not intended to be legal or tax advice. Tax consequences to any particular holder will depend on that holder's particular situation. Holders should consult their own tax advisors to determine the specific tax consequences of owning and disposing of our Class A ordinary shares, including the applicability of U.S. federal, state, local and foreign tax laws, and the effect of any proposed change in the tax laws to them.

MATERIAL U.K. TAX CONSEQUENCES

General

          The following comments do not constitute tax advice and are intended only as a guide to current U.K. law and HMRC's published practice (which are both subject to change at any time, possibly with retrospective effect). They relate only to certain limited aspects of the U.K. taxation treatment of holding and disposing of the Class A ordinary shares. Except where expressly stated, the comments below are intended to apply only to holders of Class A ordinary shares who are resident in (and only in) the U.K. for U.K. tax purposes, who are and will be the absolute beneficial owners of their Class A ordinary shares and who hold, and will hold, them as investments (and not as securities to be realized in the course of a trade, profession or vocation). They may not apply to certain holders of Class A ordinary shares, such as dealers in securities, insurance companies and collective investment schemes, persons who are exempt from taxation, persons who have (or are deemed to have) acquired their Class A ordinary shares by virtue of an office or employment and persons subject to U.K. taxation on the remittance basis. Such persons may be subject to special rules.

          Holders of Class A ordinary shares who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the U.K. should consult an appropriate professional adviser.

Dividend income

Withholding tax

          Dividends paid by the Company in respect of the Class A ordinary shares will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or the individual circumstances of the recipients.

U.K. income tax

          An individual shareholder who is resident in the U.K. may, depending on his or her individual circumstances, be subject to U.K. income tax on dividends received from us.

          Tax legislation proposed in the Finance (No.2) Bill, ordered to be printed on 24 March 2016, ("Proposed U.K. Legislation") will, if passed by the U.K. Parliament, change the tax treatment of dividends in the hands of shareholders who are individuals where a dividend is paid on or after 6 April 2016. Assuming that the Proposed U.K. Legislation is enacted in its current form, the tax treatment of dividends paid by the Company in respect of the Class A ordinary shares to individual shareholders will be as follows.

  •
  Dividends paid by the Company will not carry a tax credit.

  •
  All dividends received by an individual shareholder will, except to the extent that they are earned through an ISA, self-invested pension plan or other regime which exempts the dividends from tax, form part of the shareholder's total income for income tax purposes and will represent the highest part of that income.

  •
  A nil rate of income tax will apply to the first £5,000 of taxable dividend income received by an individual shareholder in a tax year (the "Nil Rate Amount"), regardless of what tax rate would otherwise apply to that dividend income.

  •
  Any taxable dividend income received by an individual shareholder in a tax year in excess of the Nil Rate Amount will be taxed at a special rate, as set out below.

Dividend income in excess of the Nil Rate Amount

          Where a shareholder's taxable dividend income for a tax year exceeds the Nil Rate Amount, the excess amount (the "Relevant Dividend Income") will be subject to income tax:

  •
  at the rate of 7.5%, to the extent that the Relevant Dividend Income falls below the threshold for the higher rate of income tax;

  •
  at the rate of 32.5%, to the extent that the Relevant Dividend Income falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax; and

  •
  at the rate of 38.1%, to the extent that the Relevant Dividend Income falls above the threshold for the additional rate of income tax.

          In determining whether and, if so, to what extent the Relevant Dividend Income falls above or below the threshold for the higher rate of income tax or, as the case may be, the additional rate of income tax, the individual shareholder's total taxable dividend income for the tax year in question (including the part within the Nil Rate Amount) will, as noted above, be treated as the highest part of the shareholder's total income for income tax purposes.

U.K. corporation tax

          Unless an exemption is available (as discussed below), a corporate shareholder that is resident in the U.K. will be subject to U.K. corporation tax on dividends received from us. The applicable rate is 20% for the financial year 2016/2017, falling to 19% for the financial year 2017/18.

          However, if dividends paid by us fall within any of the exemptions from U.K. corporation tax set out in Part 9A of the U.K. Corporation Tax Act 2009, the receipt of the dividend by a corporate shareholder will be exempt from U.K. corporation tax. Generally, the conditions for one or more of those exemptions from U.K. corporation tax on dividends paid by us should be satisfied, although the conditions that must be satisfied in any particular case will depend on the individual circumstances of the relevant corporate shareholder.

Taxation of chargeable gains

Withholding tax

          Capital gains accruing to shareholders on the disposal of shares will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or the individual circumstances of the relevant shareholder.

Capital gains tax

          A disposal of shares by an individual shareholder who is resident in the U.K. may, depending on his or her individual circumstances, give rise to a taxable capital gain or an allowable loss for the purposes of U.K. capital gains tax ("CGT"). In addition, an individual shareholder who ceases to be resident in the U.K. for a period of less than five years and who disposes of his or her shares during that period of temporary non-residence may be liable to CGT on a taxable capital gain accruing on the disposal on his or her return to the U.K. under certain anti-avoidance rules. Assuming that the Proposed U.K. Legislation is enacted in its current form, the rate of CGT for the tax year 2016/2017 will be 10% for basic rate taxpayers and 20% for higher and additional rate taxpayers, and is expected to be the same for the tax year 2017/2018.

U.K. corporation tax

          A disposal of Class A ordinary shares by a corporate shareholder resident in the U.K. may give rise to a chargeable gain or an allowable capital loss for the purposes of U.K. corporation tax. The rate of U.K. corporation tax on chargeable gains is 20% for the financial year 2016/2017, falling to 19% for the financial year 2017/18. Corporate shareholders will be entitled to an indexation allowance in computing the amount of a chargeable gain accruing on a disposal of their shares, which will provide relief for the effects of inflation by reference to movements in the U.K. retail price index.

Stamp Duty and SDRT

          The discussion below relates to holders of Class A ordinary shares wherever resident.

Issue of Class A ordinary shares

          No stamp duty or SDRT should be payable on the issue of the Class A ordinary shares and their delivery to investors through the facilities of DTC pursuant to the offering.

Transfer of shares held in book entry form via DTC

          A transfer of shares held in book entry (i.e., electronic) form within DTC will not be subject to U.K. stamp duty or SDRT.

Transfers of shares out of, or outside of, DTC

          Subject to an exemption for certain low value transactions, a transfer of shares from within the DTC system out of that system or any transfer of shares that occurs entirely outside the DTC system will generally be subject to a charge to ad valorem U.K. stamp duty (normally payable by the transferee) at 0.5% of the purchase price of the shares (rounded up to the nearest multiple of £5). SDRT generally will be payable on an unconditional agreement to transfer such shares at 0.5% of the amount or value of the consideration for the transfer. However, such liability for SDRT generally will be cancelled and any SDRT paid will be refunded if the agreement is completed by a duly-stamped transfer within six years of either the date of the agreement or, if the agreement was conditional, the date when the agreement became unconditional.

UNDERWRITING

          We have entered into an underwriting agreement with Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several underwriters set forth below, with respect to the Class A ordinary shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to acquire the number of Class A ordinary shares indicated in the following table.

Underwriters	Number of Shares

Goldman, Sachs & Co.	11,972,850
Morgan Stanley & Co. LLC	11,972,850
Citigroup Global Markets Inc.	4,047,000
Deutsche Bank Securities Inc.	4,047,000
DNB Markets, Inc.	4,047,000
HSBC Securities (USA) Inc.	4,047,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,047,000
Wells Fargo Securities, LLC	4,047,000
BNP Paribas Securities Corp.	2,924,100
Mitsubishi UFJ Securities (USA), Inc.	2,924,100
Mizuho Securities USA Inc.	2,924,100

Total	57,000,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to acquire up to an additional 8,550,000 Class A ordinary shares from us. They may exercise that option for 30 days. If any shares are acquired pursuant to this option, the underwriters will severally acquire shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to acquire additional Class A ordinary shares.

	No Exercise	Full Exercise

Per Class A ordinary share	$0.3006	$0.3006
Total	17,134,200	19,704,330

          We estimate that the total expenses of this offering, which are payable by us, including filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.1 million.

          Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.1804 per share from the initial public offering price. After the initial offering of the Class A ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Our Class A ordinary shares are listed on the NYSE under the symbol "ESV".

          A prospectus supplement and the accompanying prospectus in electronic format may be made available on web sites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

          In connection with this offering, we have entered into agreements with Morgan, Stanley & Co. LLC, acting on behalf of the underwriters, in respect of the subscription and transfer of certain ordinary shares and preference shares in our subsidiary, ESV Jersey Limited. Under the terms of these agreements, Morgan Stanley & Co. LLC, acting on behalf of the underwriters, has agreed to subscribe for shares in such subsidiary for an aggregate value equal to the proceeds the underwriters expect to receive from the sale of the Class A ordinary shares offered hereby, minus the underwriting discount. At the closing of this offering, we will allot and issue the Class A ordinary shares offered hereby to Morgan Stanley & Co. LLC, acting on behalf of the underwriters, in exchange for the transfer of the shares in our subsidiary held by Morgan Stanley & Co. LLC, on behalf of the underwriters, to us. As a result, the issuance of Class A ordinary shares pursuant to this offering will not be subject to pre-emptive rights under English law or our articles of association.

Lock-Up Arrangements

          We have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our Class A ordinary shares or similar securities, including options or warrants to purchase Class A ordinary shares or securities convertible into or exchangeable for Class A ordinary shares or similar securities, or publicly disclose the intention to make any such disposition or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of the Class A ordinary shares, in each case, during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, without with the prior written consent of the representatives, except that (A) we may issue the Class A ordinary shares offered hereby, (B) we may issue and sell Class A ordinary shares or securities convertible into or exchangeable for Class A ordinary shares pursuant to any existing long-term incentive plan, employee option plan, stock ownership plan, dividend reinvestment plan or other similar plan in effect as of the date of this prospectus and described in the documents incorporated by reference herein, and (C) we may issue or deliver Class A ordinary shares issuable upon the conversion, vesting or exercise of securities (including long-term incentive plan awards, options and warrants) outstanding as of the date of this prospectus or issued pursuant to clause (B).

          Our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or otherwise dispose of any Class A ordinary shares, or any options or warrants to purchase any Class A ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A ordinary shares, whether now owned or hereinafter acquired, owned directly by such officer or director or with respect to which such officer or director has beneficial ownership, (ii) enter into any hedging or other transaction which is designed or which reasonably could be expected to lead to or result in a sale or disposition of such officer or director's Class A ordinary shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Class A ordinary shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares, even if such Class A ordinary shares would be disposed of by someone other than such officer or director, or (iii) publicly disclose the intention to engage in any of the foregoing or make any demand for or exercise any right with respect to the registration of any of such officer or director's Class A ordinary shares, in each case, without the prior written consent of the representatives, for a period of 90 days after the date of this prospectus supplement, other than (A) as a bona fide gift or gifts, (B) to the immediate family of such officer or director, (C) as a transfer to any trust not involving a disposition for value for the direct or indirect benefit of such officer or director or the immediate family of such officer or director, (D) to an entity controlled by such officer or director, (E) pursuant to the laws of testamentary or intestate descent or (F) to Ensco for the purpose of paying the exercise price of options or for payment of taxes due in connection with the exercise of options or the vesting of equity awards, in each case, subject to certain limitations.

          The representatives, in their sole discretion, may release the Class A ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

Certain Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, affiliates of each of the underwriters act as lenders under our senior unsecured revolving credit facility. Additionally, each of the underwriters acted as dealer managers in connection with the Tender Offers.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

          In connection with the offering, the underwriters may purchase and sell Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to acquire additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A ordinary shares. As a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

Notice to Prospective Investors in Canada

          The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State.

          In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Notice to Prospective Investors in the United Kingdom

          In the United Kingdom, this prospectus supplement and accompanying prospectus are only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to relevant persons and will only be engaged in with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and accompanying prospectus or any of their contents.

Notice to Prospective Investors in Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

          This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) ("FIEA"). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

          The validity of the issue of Class A ordinary shares to be sold in this offering is being passed upon for us by Slaughter and May, London, England. Certain other matters are being passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters with respect to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York, and Davis Polk & Wardwell London LLP, London, England.

EXPERTS

          The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Ensco plc

Debt Securities
Class A Ordinary Shares
Preference Shares
Ordinary Shares
Depositary Shares
Warrants
Share Purchase Contracts
Guarantees and
Units

        From time to time, we may offer to sell debt securities, Class A Ordinary Shares, preference shares, ordinary shares, warrants, share purchase contracts and guarantees, as well as units that include any of these securities or securities of other entities. The debt securities, preference shares, warrants and share purchase contracts may be convertible into or exercisable or exchangeable for Class A Ordinary Shares, ordinary shares or preference shares or other securities of our company or debt or equity securities of one or more other entities. Class A Ordinary Shares, preference shares and ordinary shares may be offered either separately or represented by depositary shares.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        Our Class A Ordinary Shares trade on the New York Stock Exchange under the symbol "ESV".

        Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained on page 3 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        As used in this prospectus, unless we state otherwise or the context indicates otherwise, references to "Ensco," the "Company," "we," "us" or "our" refer to Ensco plc and its subsidiaries. In the sections "Descriptions of Debt Securities," "Description of Preference Shares and Ordinary Shares," "Description of Depositary Shares," "Description of Warrants," "Description of Share Purchase Contracts," Description of Guarantees" and "Description of Units," references to "Ensco," the "company," "we," "us" or "our" refer only to Ensco plc and not to any of our subsidiaries.

        This prospectus provides a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus shall be superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Conduct Authority's Prospectus Rules. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or any prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Ensco SEC Filings (SEC File No. 001-08097)

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  Ensco's Annual Report on Form 10-K for the year ended December 31, 2013 (the "Form 10-K") (as updated by the Current Report on Form 8-K filed on September 22, 2014);

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  Ensco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 (as updated by the Current Report on Form 8-K filed on September 22, 2014), June 30, 2014 and September 30, 2014;

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  The information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on April 7, 2014 to the extent incorporated by reference in Part III of the Form 10-K;

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  Ensco's Current Reports on Form 8-K filed January 10, 2014, May 15, 2014, May 23, 2014, June 5, 2014, June 13, 2014, September 22, 2014, September 29, 2014, October 1, 2014, October 16, 2014 and November 24, 2014; and

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  The description of Ensco's Class A Ordinary Shares contained in Ensco's Current Report on Form 8-K filed December 23, 2009, as amended and superseded by the description set forth in the Current Report on Form 8-K filed May 15, 2012, as Ensco may update that description from time to time.

        We also incorporate by reference into this prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

        You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400

THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

FORWARD LOOKING INFORMATION

        The information contained in this prospectus is accurate only as of the date hereof.

        This prospectus and the documents incorporated herein by reference contain some forward looking statements that set forth anticipated results based on management's plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public, as well as oral forward looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will," "target," "forecast" and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated products, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

        We cannot guarantee that any forward looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions, including, but not limited to, the risks and uncertainties described under "Risk Factors" below and in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward looking statements.

        You should take care not to place undue reliance on forward looking statements, which represent our views only as of the date they are made. We undertake no obligation to publicly update or revise forward looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

RISK FACTORS

        Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

THE COMPANY

        Ensco plc is an English public limited company formed in 2009 in connection with our redomestication from Delaware to England. Our predecessor, ENSCO International Incorporated, was formed as a Texas corporation in 1975 and reincorporated in Delaware in 1987.

        Ensco is a global offshore contract drilling company. We operate one of the newest ultra-deepwater fleets in the industry, and our premium jackup fleet is the largest of any offshore drilling company. As of December 31, 2014, we owned and operated an offshore drilling rig fleet of 70 rigs, including seven rigs under construction, spanning most of the strategic markets around the globe. As of that date, our rig fleet included ten drillships, 13 dynamically positioned semisubmersible rigs, five moored semisubmersible rigs and 42 jackup rigs.

        Our customers include many of the leading national and international oil companies, in addition to many independent operators. We are among the most geographically diverse offshore drilling companies, with operations and drilling contracts spanning many of the strategic markets around the world.

        Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, London W1J5BQ, England, United Kingdom, and our telephone number is +44 (0) 20 7659 4660. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus or any prospectus supplement.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to non-controlling interests and interest capitalized. "Fixed charges" consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings. Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2009 through 2013 and the nine months ended September 30, 2014 are set forth below:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	2.4x(1)	7.5x	6.2x	4.5x	19.2x	32.7x

(1)
Net income from continuing operations before income taxes of $321.2 million for the nine-month period ended September 30, 2014 included a non-cash loss on impairment of $991.5 million recorded during such period.

        We had no preferred stock outstanding for any period presented, and accordingly, the ratio of combined fixed charges and preferred stock dividends to earnings is the same as the ratio of earnings to fixed charges for those periods.

DESCRIPTION OF DEBT SECURITIES

        The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Ensco plc and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under the indenture dated as of March 17, 2011 between us and Deutsche Bank Trust Company Americas, as trustee. The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement.

        The unsecured senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we issue any senior subordinated debt securities or subordinated debt securities, we will file forms of the senior subordinated debt indenture and the subordinated debt indenture, as applicable, by amendment to the registration statement of which this prospectus is a part. You should refer to the applicable indenture for more specific information.

        The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility and ship mortgages or bonds, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

        We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF CLASS A ORDINARY SHARES

        For a full description of our Class A Ordinary Shares, par value $0.10 per share (the "Class A Ordinary Shares"), please see the documents identified in the section "Where You Can Find More Information; Incorporation by Reference" in this prospectus.

DESCRIPTION OF PREFERENCE SHARES AND ORDINARY SHARES

        Our articles of association do not expressly contemplate the issuance of preference shares or a new class of ordinary shares. However, subject to sufficient authorization being in place for the allotment and issuance of shares, preference shares or a new class of ordinary shares could be issued in the future with such rights or restrictions either as are determined by resolution of the shareholders or as determined by our board. Pre-emption rights may apply to such issuance. Such pre-emption rights would provide that when we wish to issue our "ordinary shares" (i.e. shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount of distribution) for cash, such shares must first be offered to the existing shareholders in proportion to their respective nominal amounts (i.e. par values) of their holdings. If any preference shares or new class of ordinary shares issued by us carried a right to a fixed income, pre-emption would not apply to the issue of such shares. English law permits our shareholders, by special resolution or a provision in our articles of association, to exclude pre-emptive rights for a period of up to five years.

        To grant our board with the authority to issue and allot preference shares or a new class of ordinary shares, an "ordinary resolution" must be passed by our shareholders. Such ordinary resolution must be approved by holders of a simple majority of the aggregate voting power of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company. To remove any applicable pre-emption rights and amend our articles of association, a "special resolution" must be passed by our shareholders. Such special resolution must be approved by the holders of at least 75% of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company.

        We will include the specific terms of each series of the preference shares and ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

        Class A Ordinary Shares, preference shares and ordinary shares may be offered either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of Class A Ordinary Shares, preference shares or a new class of ordinary shares. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of shares, to be described in an applicable prospectus supplement.

        The shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

        A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase Class A Ordinary Shares, preference shares, ordinary shares and debt securities. Each warrant will entitle the holder to purchase for cash a number of Class A Ordinary Shares, preference shares or ordinary shares or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

        Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

        The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

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  the title of the warrants;

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  the aggregate number of warrants;

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  the price or prices at which the warrants will be issued;

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  the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

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  the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

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  the date, if any, on and after which the warrants and the related securities will be separately transferable;

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  the maximum or minimum number of warrants which may be exercised at any time;

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  any other specific terms of the warrants; and

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  if appropriate, a discussion of material United States federal income or U.K. tax considerations.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

        We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares, ordinary shares or depositary shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares, ordinary shares or depositary shares. The price per share of our Class A Ordinary Shares, preference shares, ordinary shares or depositary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

        The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

        We may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        We may issue units of securities consisting of one or more share purchase contracts, warrants, debt securities, guarantees, Class A Ordinary Shares, preference shares, ordinary shares, depositary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        Baker Botts (UK) LLP will be requested to advise us with respect to the validity under English law, if applicable, of any securities that may be offered pursuant to this prospectus. Baker Botts L.L.P. may also be requested to advise us with respect to the validity under New York law, if applicable, of any securities that may be offered pursuant to this prospectus. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Ensco plc and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 2014, June 30, 2014, and September 30, 2014, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

57,000,000 Class A Ordinary Shares

Prospectus Supplement

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